CODE OF ETHICS
AS ADOPTED BY THINKCAPITAL MANAGEMENT LLC
EFFECTIVE [DATE]

Key terms and phrases have the meanings defined in Section VII. Each defined term or phrase is identified in bold-faced type the first time it is used.

As an investment adviser registered under the Advisers Act, ThinkCapital Management LLC (the “Firm”) has an obligation to implement and maintain a meaningful code governing the standards of conduct for its employees. Moreover, as an investment adviser to one or more investment companies registered under the Investment Company Act of 1940, the Firm is required to adopt a written Code of Ethics (a “Code”) and to report to the board of any such registered investment company any material compliance violations.

This Code describes the Firm’s commitment to adhering to the highest standards of integrity and care in dealings with Clients and the investment community, including, but not limited to, complying with the Federal Securities Laws, and all other laws and regulations applicable to the Firm’s activities.

The Firm shall provide each Employee with a copy of this Code and any amendments thereto. Each Employee is required to provide written acknowledgement to the CCO that they have received a copy of this Code and any amendments thereto. Such written acknowledgement shall be on the form contained in Exhibit A.

I.	STANDARDS OF BUSINESS CONDUCT

A.	Compliance with Law

All employees must adhere to the standards of business conduct in this Code. Employees must comply with all laws and regulations that apply to the Firm’s business activities, including, but not limited to, the Federal Securities Laws and the laws and regulations of states in which the Firm conducts business.

B.	Fiduciary Obligations

The Firm and its Employees owe a fiduciary duty to Clients in connection with the furnishing of investment advice. The Firm and its Employees have fiduciary obligations that require them at all times to act in the sole and best interests of Clients. Accordingly, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Clients.

C.	Violations of the Code

Each Employee is required to report any violations of this Code to the CCO, whether with respect to his or her own conduct or the conduct of others.

II.	PROHIBITED ACTIVITIES

A.	Prohibitions Concerning Activities of the Firm

In acting on behalf of the Firm, no Employee shall:

1. employ any device, scheme or artifice to defraud any Client or prospective Client;

2. make any untrue statement of a material fact to a Client or prospective Client or omit to state a material fact necessary in order to make the statements made to a Client or prospective Client, in light of the circumstances in which they were made, not misleading;

3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any Client or prospective Client; or

4. engage in any manipulative practice with respect to a Client or prospective client.

B.	Prohibitions on Dissemination and Use of Material Non-Public Information

Employees may from time to time be in possession of Material Nonpublic Information concerning Clients or companies in which Clients invest. Under the Federal Securities Laws, such persons are prohibited from buying or selling Securities while in possession of such inside information, and may not otherwise use the information for their own advantage or the advantage of others. Violations of these requirements may subject those Employees involved to disciplinary action, as well as severe civil or criminal penalties.

In particular, no Access Person may purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect Beneficial Ownership if such action would violate any provision of Section II.A or this Code and such security to his or her actual knowledge at the time of such purchase or sale:

1. is being considered for purchase or sale by a Client; or

2. is in the process of being purchased or sold by a Client.

C.	Prohibition on Trading Ahead of Clients

No Access Person may trade ahead of a Client -- a practice known as “front running.”

III.	PERSONAL SECURITIES ACTIVITIES IN INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Each Access Person (including the CCO) will be prohibited from acquiring (directly or indirectly) beneficial ownership in any Security in an Initial Public Offering or in a Limited Offering.

IV.	[OUTSIDE AFFILIATIONS

No Employee shall be employed by, or accept compensation from, any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship with the Firm unless the Employee has provided notice of such employment to the CCO and, in the case of securities-related employment or compensation, has received the prior approval of the CCO.]

V.	REPORTING REQUIREMENTS

Each Access Person shall provide the following reports to the CCO:

A.	Holdings Reports

1. Initial Holdings Report. Every Access Person is required to submit to the CCO an initial holdings report, which includes: (a) the title and type (and, as applicable, the ticker symbol or CUSIP number), number of shares and principal amount of each Reportable Security in which the Access Person had a direct or indirect Beneficial Ownership when the person became subject to the Code; (b) the name of any broker-dealer, bank or other financial institution with whom the Access Person maintains an account in which any Securities (including Securities that are not Reportable Securities) were held for the direct or indirect benefit of the Access Person as of the date the person became subject to the Code; and (c) the date that the report is submitted by the Access Person, no later than 10 calendar days after such person becomes a Access Person. The initial holdings report shall be in the form attached hereto as Exhibit A.

2. Annual Holdings Report. Every Access Person is required to submit to the CCO an annual holdings report, which includes: (a) the title and type (and, as applicable, the ticker symbol or CUSIP number), number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership; (b) the name of any broker-dealer, bank or other financial institution with whom the Access Person maintains an account in which any Securities (including Securities that are not Reportable Securities) are held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person, which must be within 30 days of the calendar year end. The annual holdings report shall be in the form attached as Exhibit A.

3. Holdings Report Information. The information contained in the initial and annual holdings reports must be current as of a date no more than 45 calendar days prior to the date such reports are submitted.

4. Exceptions. Access Persons need not file any report with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control.

5. Review. The initial and annual holdings reports shall be reviewed by the CCO. The initial and annual holdings reports of the CCO shall be reviewed by [NAME].

B.	Transaction Reports

1. Quarterly Transaction Reports. Every Access Person, within 30 days after the end of each calendar quarter, shall submit to the CCO a quarterly transaction report (on the form attached hereto as Exhibit B) executed by such Access Person, which must cover all transactions in Reportable Securities executed by such person during the quarter, including the following information: (a) the date of the transaction, the title of the Reportable Security, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership; (b) the nature of the transaction (i.e., purchase or sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker-dealer or bank with or through which the transaction was effected; and (e) the date the Access Person submits the report.

2. Quarterly Account Reports. Every Access Person, within 30 days after the end of each calendar quarter, shall submit to the CCO a quarterly account report with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, which shall include the following information: (a) the name of the broker-dealer or bank with whom the Access Person established the account; (b) the date that the account was established; and (c) the date that the report is submitted by the Access Person. The form of this report is attached hereto as Exhibit C.

3. Exceptions. Access Persons need not submit a report with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan.

For convenience, every Access Person may arrange for his or her financial intermediary to send a duplicate copy of the Access Person’s confirmation statements or account statements to the CCO. An Access Person is not required to submit quarterly transaction reports if: (a) such report would duplicate information contained in the confirmations or account statements provided to the Firm; (b) the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and (c) the confirmation or statements contain the information required by Section III.B.1. hereof.

4. Review. Quarterly securities transactions reports and quarterly account reports shall be reviewed by the CCO. The quarterly securities transactions reports and quarterly account reports of the CCO shall be reviewed by [NAME].

VI.	ADMINISTRATION OF THE CODE

A.	Obligations of the CCO

The CCO must use reasonable diligence and institute policies and procedures reasonably necessary to prevent the Firm’s Access Persons from violating this Code.

The CCO shall circulate the Code and receive an acknowledgment from each Access Person that he or she has read and understood the code.

The CCO shall review all reports required under this Code and compare them with Client transactions to determine whether a possible violation of the Code and/or other applicable trading policies and procedures may have occurred.

On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code or its underlying procedures, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations.

B.	Sanctions

If the CCO determines that a violation of this Code has occurred, the CCO may impose such sanctions as the CCO deems appropriate, including but not limited to: (a) a written reprimand in the Access Person’s employment file; (b) a suspension from employment; and/or (c) termination from employment.

C.	Confidentiality

All reports of securities transactions and any other information collected or produced pursuant to this Code shall generally be treated as confidential and shall not be disclosed except as (a) may be deemed appropriate by the CCO in connection with the CCO’s obligations and responsibilities under the Code, or (b) as otherwise required by law or in connection with appropriate examinations by representatives of the Securities and Exchange Commission or any other authorized governmental body or self-regulatory organization.

VII.	DEFINITIONS

Access Persons means any of Firm’s Supervised Persons (A) who has access to nonpublic information regarding any client’s Purchase or Sale of Securities, or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non public.

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic Purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership in a Security describes the interest of any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such Security, subject to the following:

1. The term “pecuniary interest” in any Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Security.

2. the term “indirect pecuniary interest” in any security includes, but is not limited to:

a.	a Security held by members of a person’s Immediate Family; provided, however, that the presumption of such beneficial ownership may be rebutted;

b.	a general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership;

c.
performance-related fee, other than an asset-based fee, received by any broker-dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function provided, however, that no pecuniary interest shall be present where: (i) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and (ii) equity Securities of the issuer do not account for more than 10 percent of the market value of the portfolio (a right to a nonperformance-related fee alone shall not represent a pecuniary interest in Securities;

d.	a person’s right to dividends that is separated or separable from the underlying Securities;

e.	a person’s interest in a Security held by a trust, when,

(i)
in the case of a beneficiary of the trust, the beneficiary has a pecuniary interest in a trust transaction and has or shares investment control with respect to such transaction (a beneficiary is deemed to have a pecuniary interest in the transaction of the trust to the extent of his or her pro rata interest in the trust where the trustee does not exercise exclusive investment control),

(ii)
in the case of a trustee of the trust, the trustee has a pecuniary interest in any holding or trust or at least one beneficiary of the trust is a member of the trustees’ Immediate Family (the trustee then has a pecuniary interest to the extent of the Immediate Family’s pecuniary interest in the trust’s transactions), or

(iii)	in the case of a settlor of the trust (a settlor is a person who establishes a trust), the settlor has reserved the right to revoke the trust without the consent of another person; and

f.	a person’s right to acquire Securities through the exercise or conversion of any derivative Security, whether or not presently exercisable.

3. A shareholder is deemed to have a pecuniary interest in the portfolio Securities held by a corporation or similar entity in which the person owns Securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Beneficial Ownership is defined to include a situation in which an individual has or shares (or as a result of a transaction acquires) directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, on behalf of any person other than the Firm or a Client: (1) voting power, which includes the power to vote or to direct the voting of a Security; (2) investment power, which includes the power to dispose or to direct the disposition of such Security; or (3) appropriation power, which includes the power to use or to direct the use of such Security.

CCO means the person appointed by the Firm as the Chief Compliance Officer pursuant to rule 206(4)-7(c) under the Advisers Act. As of the date of this Code, the Firm’s CCO is [Thomas Forcier].

Client means any person to whom or in respect of which the Firm provides investment advisory services for compensation.

Code means this Code of Ethics of ThinkCapital Management LLC.

Employee means all of the Firm’s directors, officers, and employees, including all Supervised Persons.

Firm means ThinkCapital Management LLC.

Federal Securities Laws means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; the Advisers Act, as amended; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act, as amended, to the extent it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

High Quality Short-Term Debt Instruments means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest credit rating categories by a nationally recognized statistical rating organization, or that is unrated but is of comparable credit quality as determined by the Firm.

Immediate Family means any of the following who share the same household as the Supervised Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

Initial Public Offering means an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act.

Material Nonpublic Information means any information about a company, Security, or the market for any of these investments, that has not been generally disclosed to the public, when the disclosure of that information is likely to affect the price of that Security or is likely to be considered important by a reasonable investor in making an investment decision regarding such investments. Material Nonpublic Information relates not only to issuers but also to the Firm’s Securities recommendations and Client Securities holdings and transactions.

Purchase of a Security includes, for example, any exchange or other acquisition for value of any such Security or an interest therein or an option, warrant or other right for the acquisition thereof, and entering into any contract providing therefor.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Reportable Security means any Security, except for:

1. Direct obligations of the Government of the United States and exchange traded funds;

2. Bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments, including repurchase agreements;

3. Shares issued by money market funds;

4. Shares issued by open-end registered investment companies (mutual funds) and receipt of stock dividends or stock splits, and

5. Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies.

Sale of a Security includes, for example, any exchange or other disposition for value of any such Security or an interest thereon or an option or other right for the Sale or other disposition thereof, and entering into any contract or other arrangement providing therefor.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or Purchase any of the foregoing.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

Exhibit A

THINKCAPITAL MANAGEMENT LLC
CODE OF ETHICS
EFFECTIVE [DATE]
INITIAL/ANNUAL HOLDINGS REPORT
ACKNOWLEDGMENT OF CODE AND AGREEMENT TO COMPLY

To the Chief Compliance Officer:

I have read the Code of Ethics as adopted by ThinkCapital Management LLC (the “Code”) dated [DATE]. I understand the Code and I agree to comply with the Code during the course of my employment with ThinkCapital Management LLC.

I hereby certify that the following is a complete list of the accounts in which any Securities are held for my direct or indirect benefit, as well as the name of the broker-dealer, bank or other financial institutional at which the account is maintained.

Name in which the Account is Held	Broker-Dealer, Bank or Financial Institution at which the Account is Maintained

I hereby certify that the following list includes all holdings in Reportable Securities in which I have Beneficial Ownership (as defined in the Code).

Title of Security	Type of Security	Ticker Symbol/CUSIP (as applicable)	Number of Shares	Principal Amount

Submission Date: ____________

Signature of Access Person

Name of Access Person

This report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Exhibit B

THINKCAPITAL MANAGEMENT LLC
PERSONAL QUARTERLY SECURITIES TRANSACTION REPORT
PERIOD ENDING [DATE]

To the Chief Compliance Officer:

I hereby certify that there were no Reportable Securities transactions during the above quarter except those listed below.

Note: All transactions in Reportable Securities must be included, regardless of their size. Bank or brokers’ statements may be attached if desired instead of listing the transactions. If necessary, continue on the reverse side. If the transaction is other than a Sale or Purchase, mark it with an asterisk and explain the nature of transaction on the reverse side. If appropriate, give the initials of the Pre-Clearance authority for each transaction. Describe the nature of the Beneficial Ownership in each account in which the transaction took place, i.e., personal, spouse, children, charitable trust, etc.

Transaction Date	Title of Security	Ticker Symbol/ CUSIP as applicable	Interest Rate and Maturity Date	Number of Shares	Principal Amount	Nature of Transaction	Price

I represent that none of the securities transactions reported above were effected while I was in possession of material non-public information concerning the securities or their issuer.

Submission Date: ____________

Signature of Access Person

Name of Access Person

Exhibit C

THINKCAPITAL MANAGEMENT LLC
PERSONAL QUARTERLY ACOUNT OPENING REPORT
ERIOD ENDING [DATE]

To the Chief Compliance Officer:

I hereby certify that there were no accounts opened during the above quarter in which any securities were held during the quarter for my direct or indirect benefit except those listed below.

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Submission Date: ____________

Signature of Access Person

Name of Access Person